SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$271,779
Class B	$5,725
Class C	$7,443
Class F	$9,108
Total	$294,055
Class 529-A	$5,439
Class 529-B	$430
Class 529-C	$1,158
Class 529-E	$288
Class 529-F	$405
Class R-1	$260
Class R-2	$4,609
Class R-3	$4,901
Class R-4	$2,554
Class R-5	$4,772
Total	$24,816

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6960
Class B	$0.3654
Class C	$0.3859
Class F	$0.7274
Class 529-A	$0.7038
Class 529-B	$0.3339
Class 529-C	$0.3612
Class 529-E	$0.5738
Class 529-F	$0.7757
Class R-1	$0.4219
Class R-2	$0.4037
Class R-3	$0.5603
Class R-4	$0.7185
Class R-5	$0.8278

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	435,580
Class B	17,485
Class C	22,426
Class F	14,870
Total	490,361
Class 529-A	9,235
Class 529-B	1,461
Class 529-C	3,765
Class 529-E	583
Class 529-F	651
Class R-1	743
Class R-2	13,524
Class R-3	10,810
Class R-4	4,451
Class R-5	6,942
Total	52,165

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$41.31
Class B	$39.78
Class C	$39.51
Class F	$41.01
Class 529-A	$41.16
Class 529-B	$40.21
Class 529-C	$40.18
Class 529-E	$40.80
Class 529-F	$41.13
Class R-1	$40.27
Class R-2	$40.34
Class R-3	$40.74
Class R-4	$41.12
Class R-5	$41.50